Exhibit 2.1

EXECUTION VERSION

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered as of May 31, 2017, by and among Sevion Therapeutics, Inc., a Delaware corporation (“Parent”), Sevion Acquisition Co., Ltd., an Israeli company (“Acquisition Subsidiary”), which is a wholly owned subsidiary of Parent, and Eloxx Pharmaceuticals Ltd., an Israeli company (the “Company”).

WHEREAS, the Boards of Directors of each of Parent, Acquisition Subsidiary and the Company have, pursuant to the laws of their respective States of incorporation, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Acquisition Subsidiary with and into the Company (the “Merger”); and the Boards of Directors of each of the Company and Acquisition Subsidiary have declared that this Agreement is advisable, fair and in the best interests of their respective shareholders and approved the Merger upon the terms and conditions set forth in this Agreement; and

WHEREAS, simultaneously with execution of this Agreement, the Company has delivered to Parent support agreements from certain of the Company’s shareholders representing approximately sixty percent (60%) of the outstanding share capital of Company (assuming the closing under the Investment in Eloxx takes place simultaneously with the execution hereof) evidencing such stockholder’s agreement to vote in favor of the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Subsidiary” shall have the meaning set forth in the Preamble.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purpose hereof the term “control” shall mean the holding of shares in excess of fifty percent (50%) of the voting securities of a corporate entity.

“Agreement” shall have the meaning assigned to it in the Preamble.

“Audited Financial Statements Date” shall have the meaning assigned to it in Section 3.6.

“Business Day” means any day, other than a Saturday or Sunday, on which the national banks in New York, New York as a general matter are open for business for substantially all of their banking functions.

“Certificate of Merger” shall have the meaning assigned to it in Section 2.2.

“Closing” shall have the meaning assigned to such term in Section 9.1.

“Closing Date” shall have the meaning assigned to such term in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to such term in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Shares” means, collectively, all of the issued and outstanding Company Ordinary Shares and Company Preferred Shares, including those purchased as part of the Investment in Eloxx.

“Company Option” shall have the meaning set forth in Section 2.8(a).

“Company Option Plan” shall have the meaning set forth in Section 2.8(a).

“Company Ordinary Shares” means the ordinary shares of the Company, nominal value NIS 0.01 per share.

“Company Preferred Shares” means, collectively, the Series A Preferred Shares of the Company, nominal value NIS 0.01 per share, the Series B-1 Preferred Shares of the Company, nominal value NIS 0.01 per share, the Series B-2 Preferred Shares of the Company, nominal value NIS 0.01 per share, and the Series C Preferred Shares of the company, nominal value NIS 0.01 per share.

“Company Shareholders” means the holders of Company Shares.

“Company Warrants” shall mean the warrants issued by the Company to Arch Medical Partners Ltd. and Mr. Ronen Juster.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Effective Date” means the date that the Registration Statement is first declared effective by the SEC.

“Effectiveness Period” has the meaning set forth in Section 8.1.

“Eligible Market” means the Nasdaq Capital Market.

“Environmental Laws” means all Israeli, federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning assigned that term in Section 2.5(b).

“Existing Company Shareholders” means the holders of Company Shares immediately prior to the Merger Effective Time.

“Fabrus Transaction” shall refer to the sale of substantially all of the assets of Parent’s wholly-owned subsidiary Fabrus, Inc. (including the capital stock of Agribody Technologies, Inc. held by Parent), or a sale of Parent’s equity interest in such subsidiary, to be completed after execution of this Agreement.

“GAAP” means United States and Israel generally accepted accounting principles consistently applied, as in effect from time to time.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, including, without limitation, any such United States or Israeli authorities.

“Governmental Authorization” means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Holder” means the holder of any Registrable Securities.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Initial Investment in Parent” shall refer to the equity investment in Parent, to occur prior to the Closing Date, by certain of Parent’s existing shareholders or their Affiliates, resulting in gross proceeds to Parent of $2,250,000 to take place pursuant to and on account of the respective shareholder's Investment in Parent.

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

“Investment in Eloxx” means the transactions contemplated by the Share Purchase Agreement between Eloxx and the investors listed thereto, dated May 22, 2017, as amended.

“Investment in Parent” means the transactions contemplated by the Subscription Agreement between the Parent and the investors listed thereto, dated as of the date hereof.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999.

“Israeli Income Tax Rulings” has the meaning ascribed to such term in Section 5.11(b).

“ITO” means Income Tax Ordinance of Israel New Version, 5721-1961, as amended.

“Laws” means any Israeli, federal, national, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Letter of Transmittal” shall have the meaning assigned to it in Section 5.7.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.

“Lock-Up Agreement” shall refer to the lock-up agreement for a period of one year following the Merger Effective Time to be executed by certain holders of Registrable Securities in connection with the registration rights provided for in Article VIII and by certain current shareholders of the Parent in connection with their holdings prior to the Merger Effective Time all as specified in Schedule 6.1(i), in such form as mutually agreed to by the parties.

“Losses” means any and all losses, claims, actions, damages, liabilities, penalties, fines, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys’ fees.

“Material Adverse Effect” means, with respect to any Person, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, Business or results of operations or prospects of the Company, which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, Business or results of operations or prospects.

“Material Permits” means, with respect to any Person, all certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct the business of such Person, the lack of which would have a Material Adverse Effect.

“Merger” shall have the meaning assigned to it in the Preamble.

“Merger Effective Time” shall have the meaning assigned to it in Section 2.2.

“Merger Shares” shall have the meaning assigned to it in Section 2.5(b).

“Parent” shall have the meaning assigned to it in the Preamble.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Liability” or “Parent Liabilities” shall refer to all direct or indirect liabilities, Indebtedness or obligations (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due) of Parent in connection with operating the business of Parent in the ordinary course consistent with past practice, which shall not exceed US$ 500,000 in the aggregate. Parent Liabilities shall not include any liability, obligation or Indebtedness which is not specified in Schedule 4.10 of the Parent Disclosure Schedules. Furthermore, for the purpose hereof, Transaction Expenses shall not be deemed Parent Liabilities.

"Paying Agent" shall mean Altshuler Shaham Trusts Ltd.

“Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Merger Shares, the shares of Parent Common Stock issuable upon exercise of the Assumed Options and the Assumed Warrants and the shares issued upon the Investment in Parent, together with any securities issued or issuable pursuant to the adjustment provisions set forth upon any stock split, dividend or other distribution, recapitalization, exchange or similar event with respect to the foregoing, provided that the holder thereof agreed to be bound by the terms of Section 8 of this Agreement under the Letter of Transmittal and to the extent required hereunder executed the relevant Lock Up.

“Registration Statement” means each registration statement required to be filed under Article VIII, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” shall have the meaning assigned to it in Article 4.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Schedule” means a list reflecting, immediately prior to the Merger Effective Time, (a) the Company Shareholders, designating: (i) their respective names, street addresses, e-mail address, telephone number, Israeli identification numbers or non-Israeli passport numbers (in any event if available); (ii) the numbers of Company Shares held by each such Company Shareholder; and (iii) the portion of the Merger Shares distributable to each Company Shareholder; (b) the holders of Company Options, designating: (i) their respective names; (ii) the number of Company Ordinary Shares underlying the Company Options to which each holder is entitled to; and (iii) the portion of the Assumed Options to which each holder is entitled to; and (c) the holders of Company Warrants, designating: (i) their respective names; (ii) the number of Company Shares underlying the Company Warrants to which each holder is entitled to; and (iii) the portion of the Assumed Warrants to which each holder is entitled to.

“Surviving Corporation” shall have the meaning assigned to it in Section 2.1.

“Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.

“Tax” or “Taxes” means (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by Israel, the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Section 1.1502-6 of the Treasury Regulations promulgated under the Code; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns required to be supplied to a Tax authority relating to Taxes.

“Trading Day” means (a) any day on which the Parent Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the Eligible Market, or (c) if trading ceases to occur on the Eligible Market, any Business Day.

“Trading Market” means any trading market of which the Parent Common Stock is listed or included for trading including the Eligible Market.

“Transactions” means the Merger and the other transactions contemplated by or referenced in this Agreement.

“Transaction Documents” means the Agreement and contracts, documents and instruments contemplated by or referenced in this Agreement.

“Transaction Expenses” shall refer to all costs and expenses incurred by Parent in connection with (i) the up-listing of the Parent’s Common Stock on the Eligible Market, (ii) reasonable legal and professional fees and costs in connection with the transactions contemplated by this Agreement, including the Registration Statement and related filing fees and (iii) the premiums associated with Parent’s D/O insurance policy, which such amounts shall not exceed US $500,000 in the aggregate.

“Transaction Form 8-K” shall have the meaning assigned to it in Section 5.4.

“US Subsidiary” means Eloxx Pharmaceuticals, Inc., a Delaware corporation.

Article II
THE MERGER

Section 2.1            Merger. Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Acquisition Subsidiary shall be merged with the Company in accordance with the Israeli Companies Law, the separate legal existence of Acquisition Subsidiary shall cease, and the Company shall (i) be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”); (ii) be governed and continue its corporate existence under the laws of the State of Israel; and (iii) succeed to and assume all of the rights and the properties and obligations of Acquisition Subsidiary and the Company in accordance with the Israeli Companies Law. With respect to references in this Agreement relating to any obligations or duties of the Company accruing after the Merger Effective Date, the usage of the defined term “Company” as opposed to “Surviving Corporation” shall not operate to negate any such obligation or duties.

Section 2.2            Merger Effective Time. The Merger shall become effective on the date and at the time that the Registrar of Companies of the State of Israel (the “Companies Registrar”) provides the Surviving Corporation with the certificate of merger in accordance with Section 323(5) of the Israeli Companies Law (the “Certificate of Merger”) after receipt from the Company and Acquisition Subsidiary of the Merger Proposal (as defined below) pursuant to Section 5.8 and filing of the Closing Notices as set forth in Section 9. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Merger Effective Time.”

Section 2.3            Articles of Association; Directors and Officers.

(a)               Articles of Association. The Company shall amend and restate the Current Company Articles and adopt the amended and restated Articles of Association in the form mutually agreed between the parties and such amended and restated Articles of Association (the “Amended Articles”) shall be adopted and be in effect from and after the Merger Effective Time (the “Company Articles”). The Company Articles shall be the articles of association of the Surviving Corporation from and after the Merger Effective Time until further amended in accordance with applicable Law and the terms of the Company Articles.

(b)               Directors and Officers. The directors of the Surviving Corporation from and after the Merger Effective Time, shall be the directors of the Parent Company, and each shall hold his/her respective office or offices from and after the Merger Effective Time until his/her successor shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Company Articles. The officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Company and each shall hold his/her respective office or offices from and after the Merger Effective Time until his/her successor shall have been elected by the Company's Board.

Section 2.4            Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Acquisition Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5            Manner and Basis of Converting Shares.

(a)               Acquisition Subsidiary Ordinary Share Conversion. At the Merger Effective Time, each ordinary share of Acquisition Subsidiary that shall be outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one Company Share, so that at the Merger Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b)               Conversion of Company Shares.

(i)               At the Merger Effective Time, subject to the provisions of Section 2.5(b)(ii) and (iii), the Company Shares held by Existing Company Shareholders prior to the Merger Effective Time (other than securities of the Company cancelled in accordance with Section 2.5(c)) shall be converted, on a pro rata basis, into the right to receive such number of shares of Parent Common Stock, which, shall constitute in the aggregate, 71.60% of the issued and outstanding share capital of the Parent upon the Merger Effective Time (the “Exchange Ratio”), calculated on a Fully Diluted As Converted Basis upon the Merger Effective Time, but excluding 7,330,858 warrants and options for shares of Parent Common Stock outstanding as of the date hereof (the “Parent Excluded Securities”) and excluding the Assumed Options and Assumed Warrants ("Eloxx Excluded Securities"). The number of Parent securities issued and outstanding on a Fully Diluted As Converted Basis immediately prior to the Merger Effective Time (other than the Parent Excluded Securities) shall be as set forth in the certificates specified in Section 6.3(c)(ii) and together with the shares issued pursuant to the Investment in the Parent shall be equal to 28.4% of the issued and outstanding share capital of the Parent upon the Merger Effective Time, calculated on a Fully Diluted As Converted Basis upon the Merger Effective Time, but excluding the Parent Excluded Securities and the Eloxx Excluded Securities.

(ii)              The Exchange Ratio assumes: (i) that the Parent value is US $20,000,000 based on a public entity value of the Parent of US $8,000,000 and the Investment in the Parent of US $12,000,000 to take place in part following the execution hereof and in part upon the Merger Effective Time; and (ii) that the value of the Company is US $50,500,000 comprised of the current valuation of the Company in the amount of US $36,000,000 and an Investment in Eloxx of US$ 12,000,000 together with a convertible loan in the amount of US $2,500,00 to be converted under the terms of the Investment in Eloxx as part of such investment. The Exchange Ratio shall be adjusted in the event that as of the Merger Effective Time the amount actually raised as part of the Investment in Parent and/or Investment in Eloxx is different from the amounts specified in this Section 2.5(b)(ii) (including due to the deferred closing contemplated thereunder) and the value of Parent for the purpose of computing the Exchange Ratio shall be reduced in the event that the Parent Liabilities together with the Transaction Expenses upon Merger Effective Time exceed $1,000,000. Any amount received from the Fabrus Transaction (to the extent completed prior to the Merger Effective Time) shall be added to the cash amount available for the operation of the Parent and may be used to cover any Parents Liabilities but shall not otherwise affect the Exchange Ratio.

(iii)            All of the shares of Parent Common Stock issuable pursuant to this Section 2.5(b) are referred to herein collectively as the “Merger Shares”.

(iv)             Notwithstanding any failure to invest under the Investment in Eloxx which results in forfeiture of Company Shares, or any other event that may occur prior to the Closing and that affects the number of Company Shares, the allocation of Merger Shares between the Company Shareholders shall be as set forth in the Shareholders Schedule, and the Parent shall have no responsibility with respect to such allocation. Nothing in the foregoing shall derogate from the closing condition set forth in Section 6.2(c) below.

(c)               Other Securities. Each of the Company Shares held in the treasury of the Company, if any, each share of any other class of shares of the Company (other than the Company Shares), if any, any debt or other securities convertible into or exercisable for the purchase of the Company Shares, if any, and securities of the Company held by Parent and/or Acquisition Subsidiary, if any, issued and outstanding immediately prior to the Merger Effective Time shall be canceled without payment of any consideration therefor and without any conversion thereof.

Section 2.6            Exchange of Securities.

(a)        As soon as practicable after the Merger Effective Time and subject to the execution of a Paying Agent Agreement, Parent shall deliver to the Paying Agent a certificate or certificates (or evidence of shares in book-entry form) representing the number of shares of Parent Common Stock to which each Company Shareholder is entitled under Section 2.5, including any cash paid in lieu of any fractional shares pursuant to Section 2.6(c). Without derogating from Section 2.9, Paying Agent shall deliver to each Company Shareholder the certificate representing the respective number of shares of Parent Common Stock to which such Company Shareholder is entitled under Section 2.5, including any cash paid in lieu of any fractional shares pursuant to Section 2.6(c) upon (i) surrender of a certificate or certificates representing the Company Shares that were outstanding immediately prior to the Merger Effective Time to the Paying Agent (or, in case such certificates were never issued, or having been issued were subsequently lost, stolen or destroyed, an affidavit of that fact by the holder thereof) (each a “Certificate”), (ii) delivery to the Paying Agent by each Company Shareholder of an executed Letter of Transmittal (as described in Section 5.7); and (iii) any other document as may be required by the Paying Agent pursuant to the Israeli Tax Ruling or otherwise. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon delivery by the holder thereof, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. As of the Merger Effective Time, each Company Share issued and outstanding immediately prior to the Merger Effective Time shall be transferred to the ownership of the Parent; and until the Company Share Certificate(s) evidencing or concerning such Company Shares are surrendered, each Company Share Certificate shall be deemed at and after the Merger Effective Time to represent only the right to receive the consideration specified in Section 2.5 for the holder thereof, subject to compliance with the provisions of this Section 2.6(a).

(b)               No Further Ownership Rights in Company Shares. All Merger Shares issued in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Shares previously held by the Company Shareholders.

(c)               No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate (or evidence of such shares in book-entry form), no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after aggregating all shares of Parent Common Stock into which the Company Shares held at the Merger Effective Time by such holder are exchangeable) would otherwise be entitled by the quotient obtained by dividing (A) US $70,500,000 (or such other number taking into account the various companies values and actual investments under the Investment in Eloxx and Investment in Parent) by (B) the aggregate number of issued and outstanding shares of Parent Common Stock, on a Fully Diluted as Converted Basis, calculated immediately upon the Merger Effective Time, excluding the Eloxx Excluded Shares and the Parent Excluded Shares (such quotient being referred to as the “Ratio”).

(d)               Lost, Stolen or Destroyed Certificates. If any Certificate was not issued, or was issued but subsequently lost, stolen or destroyed, upon the delivery of an affidavit of that fact duly made by the Company Shareholder claiming such Certificate was never issued or was subsequently lost, stolen or destroyed, Parent may require the written agreement by such Company Shareholder to indemnify Parent and the Surviving Corporation against any claim that may be made against it with respect to any such Certificate.

(e)               No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Surviving Corporation shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock, in each case required to be delivered and delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7            Parent Common Stock. Parent agrees that it will deliver the Merger Shares into which the Company Shares shall be converted at the Merger Effective Time to the Paying Agent pursuant to Section 2.6(a) and will pay any cash amount in lieu of any fractional shares as set forth in Section 2.6(c).

Section 2.8            Company Options; Company Warrants.

(a)               Each option of the Company to purchase Company Ordinary Shares (“Company Option”) granted under the Company’s 2013 Share Ownership and Option Plan “Company Option Plan”), whether vested or unvested, and outstanding immediately prior to the Merger Effective Time shall be assumed by Parent at the Merger Effective Time and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Options and the Company Option Plan, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of Company Ordinary Shares subject to the Company Options immediately prior to the Merger Effective Time by the Exchange Ratio (each, as so converted, an “Assumed Option”) at a per share exercise price determined by dividing the per share exercise price of Company Ordinary Share subject to such Company Option as in effect immediately prior to the Merger Effective Time by the Exchange Ratio (rounding the resulting exercise price up to the nearest whole cent). Consistent with the terms of the Company Option Plan and the documents governing the outstanding Company Options, the Merger shall not terminate any of the Company Options assumed by Parent or accelerate the vesting of the shares of Parent Common Stock subject to those Assumed Options.

(b)               At or before the Merger Effective Time, the Company shall (i) take all actions that may be necessary or that Parent considers reasonably appropriate (under the Company Option Plan and otherwise) to effectuate the foregoing provisions of Section 2.8(a) and ensure that the Company Option Plan and Company Options can be assumed in accordance with those provisions, (ii) cause to be effected, in a manner reasonably satisfactory to Parent, any amendments to the Company Option Plan necessary to give effect to the provisions of Section 2.8(a) and (iii) make such other changes to the Company Option Plan as appropriate to give effect to the Merger and any rulings or tax benefits of ITA with respect to the Assumed Options, including the Israeli Income Tax Ruling referred to below.

(c)               At the Merger Effective Time, Parent shall assume the Company Option Plan, to the extent it pertains to the Company Options outstanding at that time that are to be assumed in accordance with Section 2.8(a) with the result that all obligations of the Company under the Company Option Plan with respect to such Company Options shall become the obligations of Parent following the Merger Effective Time, entitling the holders of Company Options to the Assumed Options referred to in Section 2.8(a). In effecting such assumption, the portion of the shares reserved under Company Option Plan that relates to such outstanding Company Options shall automatically be converted into shares of Parent Common Stock by multiplying the number of Company Ordinary Shares subject to those outstanding Company Options by the Exchange Ratio and rounding up to the next whole share of Parent Common Stock.

(d)               At the Merger Effective Time, Parent shall deliver to the Paying Agent and the trustee under the Company Option Plan on behalf of the holders of Company Options that are to be assumed in accordance with Section 2.8(a) appropriate notices setting forth such holders’ rights under the Assumed Options subject to the adjustments required and limitations imposed by Section 2.8(a).

(e)               Except as otherwise contemplated by Section 2.8 and except to the extent required under the respective terms of the Company Options, all restrictions or limitations on transfer and vesting with respect to Company Options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the corresponding Assumed Options after giving effect to the Merger and any rulings of Israeli tax authorities as set forth in Section 2.8(a).

(f)                At the Merger Effective Time, each Company Warrant shall similarly be assumed by Parent and amended and converted into the right to acquire upon exercise thereof the number of shares of Parent Common Stock (rounded to the nearest whole share) determined by multiplying the number of Company Ordinary Shares issuable upon the exercise of each Company Warrant by the Exchange Ratio (the "Assumed Warrants"); provided, that the aggregate exercise price of each Company Warrant shall remain unchanged. The Parent shall issue warrant certificates covering the Assumed Warrants and deliver such certificates to the Paying Agent at the Merger Effective Date. The warrants certificates of the Assumed Warrants shall reflect any changes as appropriate to give effect to the Merger and any rulings or tax benefits of ITA with respect to the Assumed Warrants, including the Israeli Income Tax Ruling referred to below. Without derogating from Section 2.9, Paying Agent shall deliver to each holder of Company Warrant the respective warrant certificate covering such holder right to the Assumed Warrants as set forth above upon (i) surrender of a certificate or certificates representing the Company Warrants that were outstanding immediately prior to the Merger Effective Time to the Paying Agent (or, in case such certificates were never issued, or having been issued were subsequently lost, stolen or destroyed, an affidavit of that fact by the holder thereof) and (ii) any other document as may be required by the Paying Agent including pursuant to the Israeli Tax Ruling or otherwise.

(g)               All other securities of the Company shall be cancelled and shall be of no further force and effect upon the Merger Effective Time and shall not be assumed or converted into right to receive any shares of Parent Common Stock.

Section 2.9              Withholding Rights.

(a)               Right to Withhold. Subject to the provisions of Section 2.9(b) below, each of Parent and the Paying Agent, shall be entitled to deduct and withhold in its sole discretion, from any consideration payable or otherwise deliverable to any Company Shareholder pursuant to this Agreement, such number of Merger Shares reflecting the value of such amount as Parent or the Paying Agent, as the case may be (the “Withholding Party”), is required to deduct or withhold therefrom under the Code, the ITO, any Tax law, or the Israeli Income Tax Rulings, with respect to the making of such payment, and to sell such number of withheld Merger Shares as necessary to generate proceeds sufficient to make such payment. To the extent that such amounts are so withheld by the Withholding Party (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made by the Withholding Party; (ii) such withheld amounts shall be remitted by the Withholding Party to the applicable Governmental Authority; and (iii) the Withholding Party shall provide to the Company Shareholder from which such amounts were withheld written confirmation of the amount so withheld. The Withholding Party shall notify the relevant Company Shareholder that such sale and withholding or deduction was made and remit to such Company Shareholder any balance of the proceeds of such sale not applied to the payment of taxes less any reasonable costs or expenses incurred by the Withholding Party in connection with such sale.

(b)               Tax Rulings; Withholding Certificates. Notwithstanding the provisions of Section 2.9(a) above, it is hereby agreed that:

(i)                 any withholding under the ITO with respect to the transactions covered in the Israeli Income Tax Rulings will be made in accordance with the provisions of such Israeli Income Tax Rulings; and

(ii)              subject to the provisions of the Paying Agent Agreement, with respect to any withholding under the ITO, the consideration payable or otherwise deliverable to any Company Shareholder shall be retained by the Paying Agent for the benefit of each such Company Shareholder for a period of up to 180 days from Closing, if so requested in writing by a Company Shareholder at least three Business Days before any such payment is made or an earlier date required in writing by such Company Shareholder or as otherwise requested by the ITA (the “Withholding Drop Date”), during which time no Withholding Party shall make any payments to such Company Shareholder or withhold any amounts from the payments deliverable pursuant to this Agreement to such Company Shareholder, except as provided below or requested by the ITA, and during which time each Company Shareholder may seek to obtain a Valid Certificate (as defined below). If the Company Shareholder has provided the Withholding Party a Valid Certificate, at least three Business Days prior to the Withholding Drop Date, then the deduction and withholding of any taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be promptly paid to such Company Shareholder. If a Company Shareholder:  (A) does not provide the Withholding Party with a Valid Certificate no later than three Business Days prior to the Withholding Drop Date, or (B) submits a written request to Withholding Party to release the amounts held by the Paying Agent for the benefit of such Company Shareholder, prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to such Company Shareholder, shall be calculated according to the applicable withholding rate (increased by interest plus linkage differences, as defined in Section 159A of the ITO, for the period between the Closing and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the Closing Date) as determined by the Withholding Party.  Such amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to such Company Shareholder the balance of the amount due to such Company Shareholder that is not so withheld, subject to any deduction and withholding as may reasonably be required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax law (other than Israeli Tax law).

(iii)            "Valid Certificate" shall mean an appropriate, valid and applicable exemption, confirmation or ruling of no withholding or a reduced withholding rate (as applicable) issued by the ITA with respect to such Company Shareholder in form and substance satisfactory to the Withholding Party, prior to the time such payment of consideration is made: (A) exempting the Withholding Party from the duty to withhold Israeli Taxes with respect such Company Shareholder, (B) determining the applicable rate of Israeli Taxes to be withheld from the payment due to such Company Shareholder or (C) providing any other instructions regarding the payment or withholding with respect to the applicable portion of the consideration due to such Company Shareholder.

(c)               Company Warrants. Sections 2.9(a) and (b) shall apply mutatis mutandis with the necessary changes with respect to the holders of Company Warrants.

Section 2.10        Further Assurances. From time to time, from and after the Merger Effective Time, as and when requested by Parent or its respective successors or assigns, the proper officers and directors of the Company or Acquisition Subsidiary (as applicable) in office immediately prior to the Merger Effective Time shall, for and on behalf and in the name of the Company or Acquisition Subsidiary (as applicable), execute and deliver all such deeds, bills of sale, assignments and other instruments and take or cause to be taken such further actions as Parent or its respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company and the Acquisition Subsidiary or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Company to Parent and Acquisition Subsidiary, as of the date hereof (the “Company Disclosure Schedules”). For purposes of this Article III, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Chief Executive Officer of the Company, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate officers and employees (whether current or former), agents and affiliates of the Company with respect to the matter in question.

Section 3.1            Subsidiaries. Except as set forth on Schedule 3.1, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, company, association, limited liability company or other business entity. The Company is not a party to, or a participant in, any joint venture, partnership or similar arrangement. Except as set forth on Schedule 3.1 of the Company Disclosure Schedules, the Company is not a party to, or a participant in, any joint venture or similar arrangement, including strategic relationships to develop or promote the Company’s products and services, which relationships are conducted through contractual relationships between the Company and third parties, but do not involve any interest of the Company in any separate legal entities.

Section 3.2            Organization and Qualification. The Company is duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business (the “Business”) as now conducted. Except as set forth on Schedule 3.2 of the Company Disclosure Schedules, the Company is duly qualified to transact business under the laws of the State of Israel and in such other jurisdictions where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary and has not taken any action or failed to take any action, which action or failure, as applicable, are reasonably expected to interfere in any material respect with, preclude or prevent the Company from carrying on its Business as now conducted. The Company is not in default with respect to the current Company Articles of Association (the "Current Company Articles").

Section 3.3            Capitalization.

The registered share capital of the Company as of the date hereof consists of NIS 100,000 divided into: 3,500,000 Ordinary Shares, 1,000,000 Series A Preferred Shares, nominal value NIS 0.01 per share, 2,000,000 Series B-1 Preferred Shares, nominal value NIS 0.01 per share, 1,000,000 Series B-2 Preferred Shares, nominal value NIS 0.01, and 2,500,000 Series C Preferred Shares, nominal value NIS 0.01 per share.

The issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid, non-assessable, and have been issued in compliance with the Israeli Securities Law, 1968, other applicable securities laws, and the rules and regulations promulgated thereunder. The issued and outstanding share capital of the Company, on a fully diluted basis, including a true and correct list of the holders (beneficially and of record) of shares or rights (vested or contingent) to acquire shares in the Company dated as of the date hereof is as set forth in Schedule 3.3 of the Company Disclosure Schedules.

Except: (i) as set forth in this Agreement and as specified in Schedule 3.3 of the Company Disclosure Schedules, (ii) as set forth in the Current Company Articles or the Amended Articles; and (iii) as set forth in the Amended and Restated Investors’ Rights Agreement between the Company and certain investors of the Company (the “Amended IRA”), the Company neither is now now will be, at the time of the Closing, a party or subject to any agreement or understanding with respect to any security of the Company, nor are there any outstanding options, warrants, convertible securities, rights (including registration rights, voting rights, exchange, conversion or preemptive rights, rights of first refusal or anti-dilution, share appreciation, profit sharing, phantom share rights or any similar rights), or proxy, voting, transfer restriction or shareholder agreements or other agreements of any kind, orally or in writing, for the purchase or acquisition of securities from the Company or, to the knowledge of the Company, from any other party, of any of its securities. Moreover, the Company is not under any obligation, nor has it granted any rights, to register any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.

(i)                 Prior to the Merger Effective Time, the Shareholders Schedule shall be delivered and shall be executed by the Chief Executive Officer of the Company and shall be deemed to be a representation and warranty of the Company. In no event shall the Parent be required to issue any Parent Common Stock to the Company Shareholders pursuant to this Agreement unless and until the Shareholders Schedule has been duly executed and delivered to it. The Parent shall be entitled to rely entirely upon the Shareholders Schedule in connection with the issuance of the Merger Shares, the allocation of the Assumed Options and the issuance of the Assumed Warrants pursuant to this Agreement.

Attached to Schedule 3.3 of the Company Disclosure Schedules is a true and correct copy of the Company Option Plan. True and correct copies of all Company Options and Company Warrants were provided to Parent.

Except as set forth in the Current Company Articles, the Amended IRA and as specified in Schedule 3.3 of the Company Disclosure Schedules, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any other persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director or shareholder of the Company.

Except as set forth on Schedule 3.3 of the Company Disclosure Schedules, there is no share option plan, share purchase, option or other right, or any agreement or understanding, between the Company and any holder of its securities (or of any right to obtain a security), or to the Company’s knowledge, any agreement or understanding between shareholders of the Company that (i) provides for redemption, acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, as a result of any merger, consolidation, sale of shares or assets, change in control or similar transaction in respect of the Company or (ii) that relates to the acquisition (including, without limitation, through anti-dilution, conversion, preemptive (contractual or otherwise) or similar rights), disposition or registration for the public sale of any securities of the Company. Except as set forth on Schedule 3.3 of the Company Disclosure Schedules, the Company does not have any right to purchase or otherwise acquire from any third party (including, without limitation, employees, officers, directors, consultants and business parties) shares of the Company or rights to acquire the same.

Section 3.4            Authorization. Except as set forth on Schedule 3.4 of the Company Disclosure Schedules, all corporate action on the part of the Company, its officers and directors necessary for: (i) the due authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of the Company hereunder has been taken as of the date hereof, except as set forth in Section 5, 6 and 9. All corporate action on the part of the Company’s shareholders necessary for the due authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the approval of all of the transactions contemplated by this Agreement has been or will be taken prior to or upon the Closing. This Agreement has been duly executed by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes and will constitute a valid and legally binding obligation of the Company, (i) subject, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the enforcement of creditors’ rights generally, (ii) subject to a court’s discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any such agreement may be limited by Israeli securities laws or unenforceable as against public policy.

Section 3.5            Compliance with Other Instruments; No Conflict. The Company is not in violation or breach of, conflict with, or in default under (with or without the passage of time or the giving of notice or both) any provision of (a) the Current Company Articles or (b) any mortgage, indenture, lease, license or any other agreement or instrument, judgment, order, writ or decree to which it is a party or by which it or its properties is bound, or, any statute, rule or regulation applicable to it or its properties, except, in the case of clause (b) above for such possible violations, breaches, conflicts or defaults which could not, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not, to the Company’s knowledge, result in any such violation, breach, conflict or default or result in the creation of any Lien upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise, permit, license, authorization or approval applicable to the Company or the Business which individually or in the aggregate (a) could reasonably be expected to have a Material Adverse Effect on the Company; or (b) prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.6            Absence of Changes. Since December 31, 2016, the date of the latest audited financial statements provided to Parent (the “Audited Financial Statements Date”), except as disclosed in Schedule 3.6 of the Company Disclosure Schedules or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities or Indebtedness that has had or could result in a Material Adverse Effect other than (A) trade payables and expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its audited financial statements, (other than the Company’s election to start preparing the Company Financial Statements (as defined below) in accordance with GAAP (as defined below)), (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any of its share capital and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to an existing Company Option Plan. Set forth on Schedule 3.6 of the Company Disclosure Schedules is a list of all Options issued since December 31, 2016, including the identity of the persons to whom such Options were issued and the exercise prices thereof. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

Section 3.7            Absence of Litigation.

There is no action, suit, claim or Proceeding pending, or to the knowledge of the Company currently threatened, against the Company, and the Company is not aware of any event or circumstance that may form a basis for any such action, suit, claim, proceeding other than those set forth on Schedule 3.7(a) of the Company Disclosure Schedules that might result, either individually or in the aggregate, in any Material Adverse Effect. The foregoing includes, to the Company’s knowledge, actions, suits, claims or proceedings pending or threatened against the Company (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.

Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedules, the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Authority that might, individually or in the aggregate, have a Material Adverse Effect on the Company.

There is no action, suit, claim or proceeding by the Company that is currently pending or that the Company intends to initiate.

There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby.

Section 3.8            Compliance. The Company, except in each case as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body or (iii) is not or has not been in violation of any statute, rule or regulation of any Governmental Authority.

Section 3.9            Title to Assets. Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, the Company does not own any real property and has good and marketable title in all personal property owned by the Company that is material to the Business, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by the Company are held by the Company under valid, subsisting and enforceable leases of which the Company is in material compliance.

Section 3.10        Intellectual Property.

Except as set forth in Schedule 3.10(a), to the knowledge of the Company, the Company is the sole owner, or is exclusively licensed to use, free and clear of any Liens or Third Party Rights, all Intellectual Property used in or necessary for the conduct of its business as currently conducted and as contemplated to be conducted. To the Company's knowledge, there are no claims or demands pending by any other person pertaining to any of such Intellectual Property nor is there a claim or demand threatened, and no proceedings have been instituted or threatened which challenge the rights of the Company with respect to such Intellectual Property and the Company does not believe there is a basis for such claim.

Schedule 3.10(b) lists all Intellectual Property currently owned or licensed to use by the Company. With respect to Intellectual Property that is owned by the Company, all such Intellectual Property is owned free and clear of Liens or Third Party Rights. Other than as set forth in Schedule 3.10(b), the Company does not own any patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, or registered copyrights. Schedule 3.10(b) further lists all payments due by the Company by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any item of Intellectual Property.

Other than as is set forth in Schedule 3.10(c), and other than for “off the shelf” products used by the Company in its day to day operations, there are no licenses or other agreements or shared ownership interests of any kind, under which the Company is or may be, granted rights in Intellectual Property of any third person.

Except as set forth in Schedule 3.10(d), there are no licenses or other agreements or shared ownership interests of any kind, under which the Company has granted rights to others in its Intellectual Property.

The Company has taken all commercially reasonable measures required to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the Company, including the maintenance and renewal of all registered Intellectual Property. The Company has required all current and former employees and all consultants and independent contractors having, or who have had, access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company, to execute enforceable agreements that provide valid written assignment of all right, title and interest in and to inventions and other Intellectual Property resulting from their employment or services, free of any retained rights or royalty or similar obligations, and all such persons are in compliance with such agreements. Any and all Intellectual Property of any kind which has been developed or is currently being developed by any employee or service provider of the Company in the course of their employment or engagement by the Company shall be the sole and exclusive property of the Company. The Company has no knowledge of any infringement by others of any of its Intellectual Property. The Company does not believe it is or will be necessary to use any inventions of any of its employees or consultants (or persons it intends to hire) made prior to their engagement by the Company. All current and former employees and all consultants and independent contractors hired by the Company have agreed to maintain the confidentiality of all confidential and proprietary information of the Company and of any information of third parties received by the Company under an obligation of confidentiality.

To the Company's knowledge, the conduct of the business of the Company, as currently conducted and as currently proposed to be conducted, including the Company’s products or services developed, produced or supplied by the Company and its Intellectual Property do not and will not infringe misappropriate, or otherwise violate or conflict with any of the Intellectual Property of any third party. To the Company's knowledge, no proceeding charging the Company with infringement of any Intellectual Property of any third person has been filed or is threatened to be filed, nor is the Company aware of any basis therefor.

To the Company's knowledge, the Company is not making unauthorized use of any confidential information or trade secrets or other Intellectual Property of any person, including without limitation any former employer of any past or present employee or consultant of the Company. Neither the Company nor any employee or consultant of the Company is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or authorized administrative agency, that would interfere in any manner with the use of their best efforts to promote the interests of the Company or that would conflict with the Company’s business as now conducted or proposed to be conducted. Each former and current employee, officer, consultant and independent contractor of the Company has executed a proprietary information and assignment of inventions undertaking towards the Company, pertaining to all right, title and interest in and to all Intellectual Property resulting from his/her/its employment with or services to the Company. No employee, officer, consultant or independent contractor is in violation of any proprietary information or assignment of inventions agreement, or in any such similar agreement, with any former employer or contractor, and the carrying on of the Company’s business and the conduct of the Company’s business as proposed to be conducted will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

As used in this Agreement, the term “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; (v) internet web-sites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world, including, without limitation, all letters patent, patent applications, provisional patents, design patents, PCT filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

Section 3.11        Insurance. The Company maintains customary insurance policies of types and in amounts as necessary to conduct its Business.

Section 3.12        Permits. Except as set forth on Schedule 3.12 of the Company Disclosure Schedules, the Company has all Material Permits necessary for the conduct of the Business as now conducted. The Company is not in material breach of or default under any of such Material Permits.

Section 3.13        Interested and Related-Party Transactions. Except as set forth in Schedule 3.13 of the Company Disclosure Schedules, no shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted to (or committed to make loans or extend or guarantee credit of) any of them. Except as set forth in Schedule 3.13 of the Company Disclosure Schedules, to the Company’s knowledge, no shareholder, officer or director of the Company (i) has any direct or indirect interest in any contract to which the Company is a party or by which it or its properties may be bound or affected, (ii) has any direct or indirect interest in any entity which transacts business with the Company, (iii) has a direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its Business or (iv) owns any asset used by the Company in connection with its Business.

Section 3.14        Employee Relations. The Company is not a party to any collective bargaining agreement nor does the Company employ any member of a union. The Company believes that its relations with its employees are good. No executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. The Company is in compliance with all applicable laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.15        Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws applicable to the Company, (ii) has received all permits, licenses or other approvals required of the Company under applicable Environmental Laws to conduct the Business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16        Tax Status. The Company has timely made or filed all material income and all other tax returns, reports and declarations required by any taxing authority to which it is subject (unless and only to the extent that the Company is contesting in good faith such unpaid and unreported taxes and has set aside on its respective books provisions reasonably adequate for the payment of all such unpaid and unreported taxes), all such tax returns have been prepared in compliance with all applicable laws and regulations and all such tax returns are true, accurate and complete in all respects. The Company has timely paid all taxes and other governmental assessments and charges, that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, other than those incurred in the ordinary course of business and liabilities which are reflected in the Company Financial Statements. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Israeli, foreign, federal, state or local tax. None of the Company’s tax returns are presently being audited or the subject of any action, suit or Proceeding by any taxing Governmental Authority, and, to the best of the Company’s knowledge, no such audit, action, suit or Proceeding is being threatened against the Company by such taxing Governmental Authority. The Company has made available to Parent true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 2016, and has delivered or made available to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by the Company. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of the Company. The Company is not a party to or bound by any tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

Section 3.17        Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of Parent Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any shares of Parent Common Stock or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any shares of Parent Common Stock.

Section 3.18        Material Agreements. A list of the oral and written material agreements of the Company is set forth on Schedule 3.18 of the Company Disclosure Schedules (each a “Material Agreement”). The Company, to the extent applicable, and to the Company’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any Material Agreement. The Company has no knowledge of any breach or anticipated breach by the other party to any Material Agreement to which the Company is a party.

Section 3.19        Grants.

Schedule 3.19(a) includes a true and complete list and details of all grants, loans, tax relief or other benefits received by the Company from the State of Israel or any agency thereof (including without limitation, the authority of the Israel Innovation Authority of the Israeli Ministry of Economy (the “IIA”)), or from any non-Israeli governmental or administrative agency, or from any third party (collectively, “Grants and Benefits”).

Except as set forth on Schedule 3.19(b) of the Company Disclosure Schedules, the Company has satisfied all conditions and requirements of the instruments of approval granted to it by the IIA and any other Governmental Authority, and any applicable laws and regulations, including the Law for the Encouragement of Industrial Research and Development, 1984, except to the extent that noncompliance with the foregoing, individually or in the aggregate, would not result in a Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby.

Section 3.20        Disclosure. All disclosures provided by the Company to Parent and Acquisition Subsidiary regarding the Company, the Business and the transactions contemplated hereby, including the Company Disclosure Schedules, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date hereof.

Section 3.21        Consents. Except as set forth in Schedule 3.21 of the Company Disclosure Schedules, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Government Authority, or any other Person, is required in connection with the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement, except any filing required any applicable securities laws or regulations or as set forth herein.

Section 3.22        Broker’s and other Fees. Except as set forth in Schedule 3.22 of the Company Disclosure Schedules, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.23        Application of Takeover Protections. Except as described in Schedule 3.24 of the Company Disclosure Schedules, to the knowledge of the Company, there are no Takeover Protections that are or could become applicable to the Company as a result of the Company, Parent and Acquisition Subsidiary fulfilling their obligations or exercising their rights under the Transaction Documents.

Section 3.24        Financial Statements.

The Company has delivered to Parent copies of: (i) its audited financial statements as of December 31, 2014, December 31, 2015 and December 31, 2016, and (ii) the balance sheets and income statements and statements of cash flows of the Company as of March 31, 2017 (collectively, the “Company Financial Statements”). The Company Financial Statements (including the related notes) have been prepared in accordance with United States and Israeli generally accepted accounting principles consistently applied (“GAAP”) during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company’s operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year-end adjustments).

The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements.

Section 3.25        Regulatory Compliance.

The Company (a) is and at all times has been in material compliance with all laws, statutes, regulations, rules, ordinances or orders to which it is subject or which are applicable to its business, operations, employees, assets or properties (“Laws”); (ii) holds, and is operating in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental authority or self-regulatory body required for the conduct of its business (“Authorizations”), and has not received any notice of adverse finding, untitled letter or other correspondence or notice from any governmental authority alleging or asserting noncompliance with any Laws or Authorizations, including any warning letter from the U.S. Food and Drug Administration or similar agencies containing any unresolved issues concerning noncompliance with any Laws or Authorizations; (iii)  has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority or third party alleging that any product operation or activity is in violation of any Laws or Authorizations, and have no knowledge that any such governmental authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (iv) has not received notice that any governmental authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and it has no knowledge that any such governmental authority is considering such action; and (v) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

Section 3.26        Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT,
AND ACQUISITION SUBSIDIARY

Each of Parent and Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article IV are true and correct, except (i) as set forth in the disclosure schedule provided by Parent and Acquisition Subsidiary to the Company, as of the date hereof (the “Parent Disclosure Schedules”) and (ii) as set forth in the reports of Parent filed with the SEC (referred to as the “SEC Reports”) other than information in the “Risk Factors” or “Forward Looking Statements” section of such SEC Reports. For purposes of this Article IV, the phrase “to the knowledge of Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate officers and employees (whether current or former), agents and affiliates of Parent with respect to the matter in question.

Section 4.1            Subsidiaries. Except for Parent’s 100% interest in Acquisition Subsidiary, the SEC Reports contain a true and complete list of the subsidiaries of Parent and sets forth with respect to such subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such subsidiary and the owner(s) of record of such outstanding capital stock. Except as set forth on Schedule 4.1 of the Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary is a party to, or a participant in, any joint venture or similar arrangement, including strategic relationships to develop or promote Parent’s and/or Acquisition Subsidiary’s products and services, which relationships are conducted through contractual relationships between Parent or Acquisition Subsidiary and third parties, but do not involve any interest of Parent or Acquisition Subsidiary in any separate legal entities.

Section 4.2            Organization, Good Standing and Qualification. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted. Each of Parent and Acquisition Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect on Parent and/or Acquisition Subsidiary. Parent is not in default with respect to its Articles of Incorporation (as may be amended or supplemented from time to time, the “Parent Articles”). Acquisition Subsidiary is not in default with respect to its Articles of Association (as may be amended or supplemented from time to time, the “Sub Articles”). Complete and correct copies of the Parent Articles and Sub Articles were provided to Company.

Section 4.3            Authorization. All corporate action on the part of each of Parent and Acquisition Subsidiary, its officers and directors necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and/or Acquisition Subsidiary hereunder has been taken as of the date hereof. All corporate action on the part of the stockholders of each of Parent and Acquisition Subsidiary necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and/or Acquisition Subsidiary hereunder has been taken or will be taken prior to the Closing. This Agreement has been duly executed by each of Parent and Acquisition Subsidiary and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes and will constitute a valid and legally binding obligation of both Parent and Acquisition Subsidiary, (i) subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the enforcement of creditors’ rights generally, (ii) subject to a court’s discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any such agreement may be limited by Israeli or United States securities laws or unenforceable as against public policy.

Section 4.4            Authorized Securities. The Merger Shares shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Assumed Options and the Assumed Warrants assumed by Parent hereunder shall be duly issued and authorized when issued in accordance with this Agreement and any share of Parent Common Stock issued upon the exercise thereof according to the terms thereof will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

Section 4.5            Capitalization. The issued and outstanding share capital of Parent and Acquisition Subsidiary as of the date hereof on a Fully Diluted Basis As Converted Basis is as set forth on Schedule 4.5 of the Parent Disclosure Schedules. Other than Parent Excluded Securities there are no outstanding warrants and/or options to purchase shares of the Parent and there is no undertaking or understanding in connection with the issuance of any shares or securities of the Parent. Schedule 4.5 of the Parent Disclosure Schedules shall further specify the number of issued and outstanding shares of Preferred Stock, the preferences and special terms attached to such shares (including voting rights) and the number of shares of Common Stock to which such shares are convertible. Upon the Merger Effective Time, all outstanding shares of Preferred Stock shall be converted into Parent shares of Common Stock. Immediately prior to the Merger Effective Time, the certificates delivered pursuant to Section 6.3(c)(ii) shall be delivered and shall be executed by the transfer agent and secretary of the Parent (as applicable) and shall be deemed to be a representation and warranty of the Parent. The Parent acknowledges that the number of Merger Shares, the Assumed Options and the Assumed Warrants issued pursuant to this Agreement is calculated based on such certificate and the Exchange Ratio as set forth in Section 2.5. "Fully Diluted As Converted Basis" shall include all shares of Parent (whether ordinary shares, preferred shares, or otherwise) which are issued and outstanding at the time, as well as all shares issuable assuming the exercise, conversion or exchange into shares of all warrants, options, notes, debentures, or other rights, securities, agreements or other commitments which by their terms are exchangeable, exercisable or convertible (taking into account anti-dilution or other similar rights), directly or indirectly, for or into share capital of the Parent, whether or not vested, and whether outstanding, promised or contingent.

Section 4.6            Valid Issuance. The issued and outstanding capital stock of Parent have been duly authorized and issued, are fully paid and non-assessable, and have been issued in compliance with applicable securities laws. The issued and outstanding capital stock of Parent, on a fully diluted basis, including a true and correct list of the record holders of shares or rights (vested or contingent) to acquire shares in Parent immediately prior to the Closing is as set forth in Schedule 4.6 of the Parent Disclosure Schedules. All issued and outstanding share capital of Acquisition Subsidiary has been duly authorized and issued, is fully paid and non-assessable, and has been issued in compliance with Israeli securities laws. All issued and outstanding share capital of Acquisition Subsidiary, on a Fully Diluted as Converted Basis, is held by Parent immediately prior to the Closing. As of the Closing, Parent will assume the Company Option Plan to provide for the issuance of the Assumed Options and will issue the Assumed Warrants and will, prior to the Closing, reserve sufficient number of shares of Parent Common Stock available for issuance upon the exercise of the Assumed Options and the Assumed Warrants.

Section 4.7            SEC Reports; Financial Statements. Parent has duly filed all SEC Reports required to be filed by it under the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, for the two years preceding the date hereof, on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as set forth on Schedule 4.7 of the Parent Disclosure Schedules, all material agreements to which Parent or Acquisition Subsidiary is a party or to which the property or assets of Parent or the Acquisition Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

Section 4.8            Absence of Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Schedule 4.8 of the Parent Disclosure Schedules or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Parent, (ii) Parent has not incurred any material liabilities, (iii) Parent has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Parent has not issued any equity securities to any officer, director or affiliate. Parent has not taken any steps to seek protection pursuant to any bankruptcy law nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is Insolvent as of the date hereof but, after giving effect to the Initial Investment in Parent, will not be Insolvent.

Section 4.9            Absence of Litigation.

(a)               There is no action, suit, claim or proceeding pending, or to the knowledge of Parent currently threatened, against Parent and/or Acquisition Subsidiary, and Parent is not aware of any event or circumstance that may form a basis for any such action, suit, claim, proceeding other than those set forth on Schedule 4.9(a) of the Parent Disclosure Schedules. The foregoing includes, to Parent and/or Acquisition Subsidiary’s knowledge, actions, suits, claims or proceedings pending or threatened against Parent and/or Acquisition Subsidiary (or any basis therefor known to Parent and/or Acquisition Subsidiary) involving the prior employment of any of Parent’s and/or Acquisition Subsidiary’s employees, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.

(b)               To Parent’s and/or Acquisition Subsidiary’s best knowledge, neither Parent nor Acquisition Subsidiary is party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Authority other than those set forth on Schedule 4.9(b) of Parent Disclosure Schedules.

(c)               There is no action, suit, claim or proceeding by Parent and/or Acquisition Subsidiary that is currently pending or that Parent and/or Acquisition Subsidiary intends to initiate.

(d)               To Parent’s and/or Acquisition Subsidiary’s best knowledge, there is no action, suit, claim or proceeding pending or, to the knowledge of Parent and/or Acquisition Subsidiary, threatened, that questions the validity of this Agreement or the right of Parent and/or Acquisition Subsidiary to enter into this Agreement, or to consummate the transactions contemplated hereby.

Section 4.10        No Assets; No Liabilities. Except as specifically disclosed in the SEC Reports, neither Parent nor Acquisition Subsidiary has the right to own, or will have the right to own prior to the Closing, any assets (including without limitation, tangible and intangible, personal and real property) and neither is involved in the operation of any business or property. As of the date hereof, except as described in Schedule 4.10 of the Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary has any direct or indirect liability, Indebtedness or obligation (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due). Immediately prior to the Merger Effective Time, the officer certificate delivered pursuant to Section 6.3(c)(iii) shall be delivered and shall be executed by the Chief Financial Officer of the Parent and shall be deemed to be a representation and warranty of the Parent. Nothing contained herein shall derogate from the right to adjust the Exchange Ratio as set forth in Section 2.5, any undertaking pursuant to Section 5 or any condition set forth in Section 6.

Section 4.11        Application of Takeover Protections. Except as described in Schedule 4.11 of the Parent Disclosure Schedules, there are no Takeover Protections that are or could become applicable to Parent as a result of the Company, Parent and Acquisition Subsidiary fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of Parent’s issuance of the Merger Shares or any other warrant or option as specified in this Agreement.

Section 4.12        Disclosure. All disclosure provided by Parent and Acquisition Subsidiary to the Company regarding Parent and Acquisition Subsidiary, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on the behalf of Parent and Acquisition Subsidiary are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date hereof. To Parent’s and Acquisition Subsidiary’s knowledge, no event or circumstance has occurred or information exists with respect to Parent or Acquisition Subsidiary or their respective business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed. Parent and Acquisition Subsidiary acknowledge and agree that the Company has not made nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in the Transaction Documents.

Section 4.13        Operations of Acquisition Subsidiary. Acquisition Subsidiary is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement and has not incurred any obligation or liability since its incorporation.

Section 4.14        Sarbanes-Oxley Act. Parent is in compliance with all applicable requirements of Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.15        Manipulation of Price. Neither Parent nor Acquisition Subsidiary has, and to their knowledge no one acting on their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent or to facilitate the sale or resale of any of Parent Common Stock, (ii) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of Parent Common Stock or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Parent.

Section 4.16        Material Agreements. Schedule 4.16 of the Parent Disclosure Schedules contains a complete and accurate list of each material agreement to which Parent or any of its subsidiaries if a party or is subject. Such list to further designate specifically those agreements that are either in effect following the Merger Effective Time, survive the transactions contemplated hereunder or otherwise create any liability or obligation as a result of the transactions contemplated hereunder and opposite each such agreement or arrangement it shall be further indicated whether the entire agreement will remain in effect or the specific terms that are in effect and shall specify the liabilities that result or survive following the Merger Effective Time (potential, contingent or accrued). Each of Parent and Acquisition Subsidiary, to the extent applicable, and to Parent’s and/or Acquisition Subsidiary’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any material agreement specified in Schedule 4.16 of the Parent Disclosure Schedules.

Section 4.17        Foreign Corrupt Practices. Neither Parent nor Acquisition Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of Parent or Acquisition Subsidiary has, in the course of its actions for, or on behalf of, Parent and Acquisition Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.18        Listing with Eligible Market. Parent is not aware of any circumstances pertaining to the Parent and its operation that will preclude or postpone the listing of the shares of the Parent on the Eligible Market and reasonably believes its shares may be listed on the Eligible Market. Parent has not received any notice or other correspondence from the Eligible Market indicating that the listing of the shares of the Parent with the Eligible Market will not be permitted.

Article V
ADDITIONAL AGREEMENTS

Section 5.1            Publicity. Until the Merger Effective Time, no party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC or of the principal trading exchange or market for Parent Common Stock and as the Company reasonably determines to be necessary in accordance with the performance of its obligations under Section 5.8; provided, however, that to the maximum extent practicable, Parent and the Company shall give prior notice thereof to the other, as applicable, and consult with each other regarding the same.

Section 5.2            Cooperation. Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Merger and the other Transactions contemplated by this Agreement.

Section 5.3            Tax Free Exchange. Each of Parent and the Company shall use its respective reasonable efforts to cause the Merger to qualify as a tax free exchange of the Merger Shares under the Code. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

Section 5.4            Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Transactions, as well as under the stock exchange or trading system on which shares of Parent Common Stock are listed or quoted and such other governmental agencies as may require the filing of such other filings. Prior to Closing, the Company shall deliver all financial and other information required under Regulation S-X of the SEC and other applicable state and federal securities laws. The Company will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.

Section 5.5            Notices from Governmental Agencies. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement.

Section 5.6            Parent Directors and Officers.

(a)               Directors. Immediately following the Merger Effective Time, Parent and the Parent Board shall take all necessary actions to ensure that the Parent Board shall consist of the following directors: (i) one director shall be appointed by Dr. Phillip Frost; (ii) three directors shall be appointed by Pontifax; (iii) the Chief Executive Officer of Parent; (iv) Mr. Gilad Shabtai; (v) Catalyst will have the right to appoint one member to the Parent Board; (vi) Global Health Science Fund I, L.P. will have the right to appoint one member to the Parent Board and (vii) one unaffiliated member who shall be nominated unanimously by all other Parent Board members, subject to any limitations imposed by applicable law or the rules of the Eligible Market.

(b)               Officers. Immediately following the Merger Effective Time, the officers of Parent shall consist of those individuals appointed by the Parent Board.

Section 5.7            Letters of Transmittal.

A reasonable amount of time prior to the Merger Effective Time, Parent shall provide to each Existing Company Shareholder a letter of transmittal (“Letter of Transmittal”) which shall contain additional representations, warranties and covenants of such shareholder as to the following matters: (a) such shareholder has full right, power and authority to deliver such Company Shares and Letter of Transmittal; (b) the delivery of such Company Shares will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such shareholder is bound or affected; (c) such shareholder has good, valid and marketable title to all Company Shares indicated in such Letter of Transmittal and that such stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Shares; (d) such shareholder is acquiring the Parent Common Stock for investment purposes and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities Laws of any state, subject to any limitations imposed by the Israeli Tax Ruling; (e) such shareholder has had an opportunity to ask and receive answers to any questions such stockholder may have had concerning the terms and conditions of the Merger and Parent Common Stock and has obtained any additional information that such stockholder has requested; (f) such shareholder acknowledges that the stock certificates evidencing the shares of Parent Common Stock to be issued on the name of such shareholder and delivered to the Paying Agent shall bear a restrictive legend customarily used in connection with restricted securities within the meaning of Rule 144 under the Securities Act subject to and until the registration thereof as set forth below and such shareholder agrees to be bound by the terms of Section 8 hereunder and to execute and Lock Up Agreement if so required hereunder; and (g) such shareholder shall waive the right it may have had to make any claim in respect of the allocation of the Merger Shares made by Parent to or for the benefit of any Company Shareholder to the extent that transfer are made pro rata in a manner consistent with the Shareholders Schedule. Subject to Section 2.9, the Merger Shares shall be delivered to such shareholder by the Paying Agent, only upon delivery of the certificates and other documentations specified in Section 2.6.

Section 5.8            Merger Proposal.

(a)               As promptly as practicable (i) the Company and Acquisition Subsidiary shall cause a merger proposal (in the Hebrew language) (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law, (ii) each of the Company and Acquisition Subsidiary shall convene a shareholders meeting (the “Company General Meeting” and “Acquisition Subsidiary General Meeting”), and (iii) each of the Company and Acquisition Subsidiary shall deliver the Merger Proposal to the Companies Registrar. The Company and Acquisition Subsidiary shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after the Company and Acquisition Subsidiary shall have complied with the preceding sentence but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Acquisition Subsidiary shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b)               Notice to creditors pursuant to Section 318 shall be provided as set forth below and each of the Company and, if applicable, Acquisition Subsidiary shall publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the Companies Registrar, the Company’s registered offices or at such other locations as Company shall determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (B) a popular newspaper in any foreign jurisdiction, no later than three Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar if the Company or Acquisition Subsidiary, as applicable, has any Material Creditor in such jurisdiction. For the purpose hereof “Material Creditor” means any creditor to which the Company or the Acquisition Subsidiary, as applicable, is indebted in an amount equal to the higher of NIS100,000 or an amount equal to 15% or more of the equity of the Company or the Acquisition Subsidiary, as applicable, or as such term is otherwise defined in the regulations promulgated under the Israeli Companies Law.

(c)               Within three days from the date of submitting the Merger Proposal to the Companies Registrar, the Company and Acquisition Subsidiary, as applicable, shall send a notice by registered mail to all of the Material Creditors that each is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 5.8(b).

Section 5.9            General Meetings; Shareholder Approvals.

(a)               Promptly after the execution and delivery of this Agreement, the Company shall issue to the Company Shareholders a notice substantially in the form mutually agreed between the parties (the “Company SGM Notice”) of a special general meeting of the Company Shareholders (the “Company General Meeting”) for the purpose of adopting binding resolutions substantially in the form mutually agreed between the parties (the “Company Shareholders’ Resolutions”), approving and adopting this Agreement and the Transactions contemplated herein and in the other Transaction Documents, including without limitation the Merger.

(b)               In the event that Parent, or any “affiliate” thereof (as such term is defined in the Israeli Companies Law), shall cast any votes at the Company General Meeting in respect of the Merger, Parent shall, prior to such vote, disclose to Company its interest or its affiliates respective interests in such shares so voted and any votes by such shares shall not be counted with respect to such Company General Meeting. The Company may adjourn or postpone the Company General Meeting if, as of the time for which the Company General Meeting is originally scheduled there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting. Without derogating from Section 6.3 below, the Board of Directors of the Company shall note to the Company’s shareholders its approval and recommendation for approval by the shareholders of the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Board of Director’s declaration that this Agreement is advisable, fair and in the best interests of their respective shareholders and approved the Merger upon the terms and conditions set forth in this Agreement.

(c)               Parent shall authorize its and the Acquisition Subsidiary’s execution of this Agreement and all other Transaction Documents to which they are parties, and (in its capacity as the sole shareholder of Acquisition Subsidiary) shall approve the Merger and all other Transactions.

(d)               Each of the Company and Acquisition Subsidiary shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of the respective General Meetings with respect to the Merger within three (3) days following the adoption of the respective resolution but in any event not later than fifty (50) days following the delivery of the Merger Proposal to Companies Registrar.

Section 5.10       Notification. Either party shall give prompt notice to the other party upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Each party to this Agreement shall promptly inform the other parties of any communication to or from the Israeli Restrictive Trade Practices Commissioner, the IIA, the Investment Center, the Israel Securities Authority, the Companies Registrar or any other Governmental Authority regarding the Merger or any of the other Transactions contemplated by this Agreement.

Section 5.11        Israeli Approvals.

(a)               Government Filings. Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Authority with respect to the Merger. Without limiting the generality of the foregoing:

(i)                 as promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and file any notification required under the Israeli Restrictive Trade Practices Law in connection with the Merger, if any; and

(ii)              the Company shall file final notice with the IIA in connection with the Merger. In this connection, Parent shall provide to the IIA any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended, and related regulations and confirm to the IIA that the Company shall continue after the Merger Effective Time to operate in a manner consistent with its previous undertakings to the IIA.

(b)               Israeli Income Tax Ruling. As soon as practicable, the Company shall cause its Israeli counsel and accountants to prepare and file with the ITA an application for rulings in such forms and on such conditions as shall be approved by the Parent, including inter alia: (i) a broad “104H ruling,” (1) deferring any obligation to pay capital gains tax on the exchange of the Company Shares in the Merger, and (2) exempting Company Shareholders who are not Israeli residents from withholding at source with respect to the Merger Shares, all subject to the restrictions imposed on the Company Shareholders and the Parent pursuant to Section 104H of the ITO; and (ii) either under the 104H ruling or as a separate “102 ruling,” confirming that the conversion of the Company Options into the Assumed Options and the Company Warrants into the Assumed Warrants will not result in a requirement for an immediate Israeli tax payment, and that the Israeli taxation will be deferred until the exercise of the warrants or options issued in exchange of the Company Options and Warrants, or in the event of Assumed Options which are part of a “Section 102 Plan” until the actual sale of the shares of Parent Common Stock by the option holders (collectively, the “Israeli Income Tax Rulings”). The parties shall cause their respective Israeli counsels to coordinate all activities, and to cooperate with each other, with respect to any written or oral submissions that may be necessary, proper or advisable in order to obtain the Israeli Income Tax Rulings. Subject to the terms and conditions hereof, the parties shall use their best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings as promptly as practicable. The parties hereby agree, that to the extent so required under the relevant Israeli Income Tax Ruling, the Merger Shares distributable to the Company Shareholders at the Closing in accordance with this Agreement shall be deposited with the Paying Agent, who shall act as a paying or escrow agent, subject to the terms of the Israeli Income Tax Rulings and an appropriate Paying Agent agreement shall be executed prior to the Closing by and between the Paying Agent, the Parent and the Company.

(c)               Each party shall, and shall instruct its representatives to cooperate with the other parties and their respective counsels and representatives with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Rulings or the respective approvals of the Companies Registrar. To avoid doubt, no party shall, directly or through its representatives, make any application to the ITA with respect to any matter relating to the subject matter of the Israeli Income Tax Rulings without first consulting with the other parties’ legal counsels, and will inform the other parties’ counsels of the content of any discussions and meetings relating thereto.

Section 5.12        Indemnification and D&O Insurance. From and after the Closing, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers (the “Company Indemnitees”) in effect immediately prior to the Merger Effective Time and any indemnification provisions under the Current Company Articles to the maximum extent permitted by law. The Company Articles will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnitees as those contained in the Current Company Articles, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Merger Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by Law. Additionally, from and after the Closing, Parent will continue to fulfill and honor in all respects the obligations of Parent pursuant to any indemnification agreements between Parent and its directors and officers in effect immediately prior to the Merger Effective Time and any indemnification provisions under the Parent’s corporate governance documents to the maximum extent permitted by law. Parent shall take the necessary steps to ensure that upon the Merger Effective Time, the directors and officers appointed pursuant to Section 5.6 hereof shall be subject to its standard indemnification agreement and that a D&O insurance policy satisfactory to the Company (providing for a minimum coverage of US$10,000,000 per occurrence) was adopted and is in effect upon the Merger Effective Time.

Section 5.13        Conduct of Business. During the period from the date of this Agreement to the Merger Effective Time, each of Parent and the Company shall:

(i)             conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other party, which consent will not be unreasonably withheld; and

(ii)             confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

Section 5.14        Prohibited Actions Pending Closing. Except as provided in this Agreement and as disclosed in either the Company Disclosure Schedules or to the Parent Disclosure Schedules, during the period from the date of this Agreement to the Merger Effective Time, neither the Company nor Parent shall:

(i)             amend or otherwise change their respective Articles of Association or Articles of Incorporation, as the case may be, or other governing documents (other than with respect to the change of its name under Section 5.21 or in connection with the conversion of its preferred stock into common stock);

(ii)             issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of their respective capital stock, any options or any other of their respective securities other than pursuant to, the Initial Investment in Parent, the Investment in Parent or Investment in Eloxx;

(iii)             declare, set aside, make or pay any dividend or other distribution to their respective shareholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any reverse stock split, split-up or any recapitalization or make any changes in the amount of their authorized or issued capital stock;

(iv)             other than with respect to the Fabrus Transaction, sell, license or otherwise dispose of, or agree to sell, license or dispose of, any of their respective assets or properties, other than (i) any assets or properties where such sale, license or disposition occurs or is to occur in the ordinary course of their respective business consistent with past practice; or (ii) sale of those assets or properties currently held by the Parent provided however that the resulting consideration shall be in cash and shall remain with the Parent for its operation;

(v)               take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated hereby;

(vi)             pay any finders or investment bankers’ fees in connection with the transactions contemplated by this Agreement; or

(vii)          incur any debts or liabilities other than as expressly contemplated by this Agreement, including but not limited to Parent Liabilities and Transaction Expenses.

Section 5.15        Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this Section 5.15 shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

Section 5.16        Initial Listing Application. After the execution of this Agreement, Parent shall prepare all filings and other documents necessary to be filed with the Eligible Market in connection with the initial listing application for the inclusion of the Parent Common Stock on the Eligible Market, conduct ongoing negotiations with the Eligible Market with the participation of the Company and its counsel with respect to such listing and perform all acts requested by the Eligible Market to the satisfaction of the Company and its counsel.

Section 5.17        Financial Statements. The Company shall have initiated a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company shall disclose to the Company’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 5.18        Access to Parent and Acquisition Subsidiary. Parent shall afford to the Company and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent and make available all properties, books, records, contracts and documents of Parent and Acquisition Subsidiary, and an opportunity to make such investigations as they shall reasonably desire to make of Parent and Acquisition Subsidiary; and Parent shall furnish or cause to be furnished to the Company and its authorized representatives all such information with respect to the business and affairs of Parent and Acquisition Subsidiary as the Company and its authorized representatives may request and make the officers, directors, employees, auditors and counsel of Parent and Acquisition available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

Section 5.19        Access to the Company. The Company shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to the Company and make available all properties, books, records, contracts and documents of the Company, and an opportunity to make such investigations as it shall reasonably desire to make of the Company; and the Company shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of the Company as Parent and its authorized representatives may request and make the officers, directors, employees, auditors and counsel of the Company available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

Section 5.20        Sale of Shares Pursuant to Regulation D. The Company acknowledges that the offer and sale of shares of Parent Common Stock pursuant to the Merger is intended to be exempt from registration under Regulation D promulgated under the Securities Act (“Regulation D”) and such shares may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and applicable state securities Laws or pursuant to an exemption therefrom. The certificates representing shares of Parent Common Stock shall bear a legend to the effect described above and shall include such additional legends as necessary to comply with applicable federal and state securities Laws and other applicable restrictions. Prior to the Effective Time, the Company shall not take any action that would cause the number of Company stockholders who are not “accredited investors” as defined in Regulation D to exceed 35. The Company acknowledges that Parent is relying on certain written representations by each Company stockholder to determine whether the offer and sale of shares of Parent Common Stock pursuant to the Merger meets the conditions of Regulation D.

Section 5.21        Change of Name. The Parent shall take the necessary steps to change its name to Eloxx Pharmaceuticals Inc. upon the Merger Effective Time, provided that the Company changed the name of its US subsidiary prior to such time.

Article VI
CONDITIONS OF PARTIES’ OBLIGATIONS

Section 6.1          Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a)               Shareholder Approval; Board Approval. The Merger shall have been duly approved by the requisite vote of the outstanding Company Shares entitled to vote thereon in accordance with Israeli law (the “Company Shareholder Approval”), by the Parent as the sole shareholder of the Acquisition Subsidiary and, if necessary under applicable Laws or the rules of an applicable exchange, the requisite vote of the outstanding shares of capital stock of Parent entitled to vote thereon. Furthermore, the Board of each respective entity shall approve the Merger and the Transaction Documents.

(b)               No Material Adverse Change. No event shall have occurred which would have a Material Adverse Effect on either of the Company or Parent.

(c)               Governmental Authorities Approvals and Filings. All Governmental Authorities approvals and filings required for the consummation of the Merger shall have been obtained including, without limitation, such as the Certificate of Merger, filing with the IIA, and the Israeli Income Tax Ruling.

(d)               No action or Proceeding is pending or threatened by or before any Governmental Authority, arbitrator, or mediator that seeks to restrain, prohibit, invalidate, or collect any substantial damages arising out of the Transactions.

(e)               Israeli Income Tax Rulings. The Israeli Income Tax Rulings shall have been issued by the ITA in forms satisfactory to the parties. The Israeli Income Tax Rulings, once approved by the parties, will be deemed attached to this Agreement as Exhibit 6.1(e) hereto, it being understood and agreed that if the Israeli Income Tax Rulings have been so approved, the implementation of the Transactions shall be carried out in accordance with both the mechanics and the substantive requirements set out therein.

(f)                Paying Agent Agreement. The parties and the Paying Agent have entered into the Paying Agent Agreement.

(g)               Investment in Parent. Parent shall have successfully consummated an equity financing resulting in a cash investment in Parent of no less than $16,000,000 (assuming the Deferred Closing under the Investment in Eloxx has occurred) and US$12,000,000 (assuming such Deferred Closing did not take place), in each case, including the Initial Investment in Parent.

(h)               Additional Agreements. As of the Closing Date, each condition and action required to be taken by either party pursuant to Article V shall have been taken or complied with, as applicable.

(i)                 Lock-Up Agreements. Prior to the Closing Date, the Parties shall have received from each of the holders of Registrable Securities and/or current shareholders of the Parent specified in Schedule 6.1(i) hereto, a Lock-Up Agreement.

Section 6.2            Conditions Precedent to Obligations of Parent and Acquisition Subsidiary. Parent’s and Acquisition Subsidiary’s obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and, where such instruments are not exhibits to this Agreement, all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions, shall be satisfactory in form and substance to Parent and Acquisition Subsidiary. The Company shall furnish to Parent and Acquisition Subsidiary such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.2 as Parent or its counsel may reasonably request.

(a)               Representations and Warranties. As of the Closing, each representation and warranty set forth in Article III shall be accurate and complete in all material respects, after giving full effect to any supplements to the schedules as amended from time to time, so long as such modification does not constitute a Company Material Adverse Effect.

(b)               Miscellaneous Closing Documents. Parent and Acquisition Subsidiary shall have received the following:

(i)                 copies of resolutions of the Company Board and the shareholders of the Company, certified by the chief executive officer of the Company, authorizing and approving the execution, delivery and performance of the Transaction Documents; and

(ii)              the Shareholders Schedule, executed on behalf of the Company by its Chief Executive Officer and dated as of the Merger Effective Time;

(iii)            such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Parent may reasonably request.

(c)               Investment in Eloxx. The Company shall have successfully consummated an equity financing resulting in a cash investment in the Company of approximately $16,000,000 (assuming the Deferred Closing under the Investment in Eloxx has occurred) and US$12,000,000 (assuming such Deferred Closing did not take place).

Section 6.3            Conditions Precedent to Obligation of the Company. The Company’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and, where such instruments are not exhibits to this Agreement, all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Subsidiary shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.3 as the Company may reasonably request.

(a)               Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Material Adverse Effect on Parent.

(b)               Director and Officer Resignations. Each of the directors and officers of Parent shall have delivered to Parent and the Company an executed resignation letter with an effective date and time agreed upon by the Company and appointment of the directors and officers specified in Section 5.6(a) hereto.

(c)               Miscellaneous Closing Documents. The Company shall have received the following:

(i)                 Copies of resolutions of Parent’s and Acquisition Subsidiary’s respective board of directors and shareholders (to the extent applicable), certified by their respective Secretaries, authorizing and approving the execution, delivery and performance of the Transaction Documents;

(ii)              A certificate of Parent’s transfer agent and registrar certifying as of immediately prior to the Closing Date there are 28,170,580 shares of Parent Common Stock issued and outstanding, and a certificate of Parent secretary certifying as of the Closing Date that: (1) there are 7,330,858 shares of Parent Common Stock underlying outstanding options, warrants and other convertible securities or that are otherwise issuable, convertible or exchangeable into Parent Common Stock; (2) the issued and outstanding shares of capital stock of the Parent on a Fully Diluted as Converted Basis, including convertible notes and accrued interest, is equal to 45,824,558 (such number to be adjusted to include the number of shares issued in connection with the Investment in Parent, which shall be based on the amount actually invested divided by US$0.15); and (3) Parent’s outstanding shares of preferred stock have been converted into 4,468,000 shares of Parent Common Stock and reflected in the number specified in sub-section (2) above; and

(iii)            A certificate of the Parent's Chief Financial Officer certifying as of the Closing Date: (a) the amount of Parent Liabilities and the amount (if any) received in consideration of the Fabrus Transaction; and (b) that the cash amount of Parent upon the Merger Effective Time is equal to at least US$ 10,500,000 (assuming the Deferred Closing under the Investment in Eloxx did not take place) and US$14,500,000 (assuming such Deferred Closing has occurred).

(iv)             Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request, including any share certificate, option agreement and warrant certificate to be issued by the Parent upon the Merger Effective Time to be provided as set forth in Section 9.2 below.

(d)               Israeli Income Tax Ruling. The Company shall have obtained the Israeli Income Tax Rulings.

(e)               Israel Innovation Authority. Parent will provide the Company with an executed copy of the standard form of undertaking to the IIA.

(f)                Listing on the Eligible Market. Parent shall have complied with its obligations under Section 5.16 and either of the Parties has not been informed, is not aware of and has no reason to believe that the listing of its shares on the Eligible Market following the Closing will be precluded or postponed.

(g)               Termination and/or Cancellation of Various Agreements. Parent shall have terminated and/or cancelled any and all rights and agreements specified in Schedule 6.3(g) hereof.

(h)               Parent Preferred Stock. All of the Parent shares of preferred stock were converted into Parent shares of Common Stock.

Article VII
Survival

The representations, warranties, covenants and agreements made or deemed made by any party to another shall not survive the Merger Effective Time with the exception of the following:

(a)               The representations set forth in the certificates provided pursuant to Section 6.2(b)(ii) and Section 6.3(c) (ii) and (iii) (as incorporated as part of Sections 4.5 and 4.10) shall survive until the first anniversary hereof and any breach of such representations shall result in adjustment of the Exchange Ratio as set forth in Section 2.5 and issuance of additional Merger Shares, Assumed Options and Assumed Warrants to the Paying Agent on account of the respective holder thereof.

(b)               The registration rights pursuant to Section 8.

Article VIII
REGISTRATION RIGHTS

Section 8.1            Shelf Registration.

(a)               As soon as practicable after the listing of the Parent Common Stock on the Eligible Market, Parent shall file with the SEC a Registration Statement on Form S-3 (or any other registration statement deemed appropriate by the Parent Board) covering the resale of all the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act. After such Registration Statement has been declared effective by the SEC, Parent shall maintain the effectiveness of the Registration Statement until such time as Parent is no longer obligated to maintain a registration statement for the Registrable Securities pursuant to the terms hereof.

(b)               Parent shall use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of the date that all Registrable Securities covered by such Registration Statement have been sold or can be sold publicly under paragraph (b)(1)(i) of Rule 144 (the “Effectiveness Period”).

(c)               Notwithstanding anything in this Agreement to the contrary, after 60 consecutive Trading Days of continuous effectiveness of the initial Registration Statement filed and declared effective pursuant to this Agreement, Parent may, by written notice to the Holders, suspend sales under a Registration Statement after the Effective Date thereof and/or require that the Holders immediately cease the sale of shares of the Parent Common Stock pursuant thereto and/or defer the filing of any subsequent Registration Statement if Parent is engaged in a material merger, acquisition or sale or an underwritten public offering of Parent’s securities and the Parent Board determines in good faith, by appropriate resolutions, that, as a result of such activity, (A) it would be materially detrimental to Parent (other than as relating solely to the price of the Parent Common Stock) to maintain a Registration Statement at such time and (B) it is in the best interests of Parent to defer proceeding with such registration at such time. Notwithstanding the foregoing, Parent shall not, and shall cause each of its respective officers, directors, employees and agents not to, provide any Holder with any material nonpublic information regarding Parent or any of its subsidiaries about the foregoing merger, sale or acquisition or public offering without the express written consent of such Holder. Upon receipt of such notice, each Holder shall immediately discontinue any sales of Registrable Securities pursuant to such registration until such Holder has received copies of a supplemented or amended Prospectus or until such Holder is advised in writing by Parent that the then-current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of the Parent Board) the failure to require such suspension would be materially detrimental to Parent. Parent’s rights under this Section 8.1(c) may be exercised for a period of no more than 60 days at a time and not more than three times in any 12-month period. Immediately after the end of any suspension period under this Section 8.1(c), Parent shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Holders to publicly resell their Registrable Securities pursuant to such effective Registration Statement.

Section 8.2            Registration Procedures. In connection with Parent’s registration obligations hereunder, Parent shall:

(a)               (i)  Subject to Section 8.1(c), prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective, as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, and in any event within 15 Trading Days (except to the extent that Parent reasonably requires additional time to respond to accounting comments), to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(b)               Notify each Holder as promptly as reasonably possible of any of the following events: (i) any Registration Statement or any post-effective amendment is declared effective; (ii) the SEC or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (iii) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (iv) Parent receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (v) the financial statements included in any Registration Statement become ineligible for inclusion therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)               Use its reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(d)               During the Effectiveness Period, maintain the listing of such Registrable Securities on the Eligible Market.

(e)               Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may reasonably request.

(f)                Upon the occurrence of any event described in Section 8.2(b)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)               Cooperate with any reasonable due diligence investigation undertaken by the Holders in connection with the sale of Registrable Securities, including, without limitation, by making available documents and information; provided, that Parent shall not deliver or make available to any Holder material, nonpublic information unless such Holder specifically requests in advance to receive material, nonpublic information in writing.

(h)               Comply with all rules and regulations of the SEC applicable to the registration of the Registrable Securities.

Section 8.3            Registration Expenses. Parent shall pay all fees and expenses incident to the performance of or compliance with Article VIII by the Surviving Corporation, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for Parent, (e) fees and expenses of all other Persons retained by Parent in connection with the Registration Statement and (f) all listing fees to be paid by Parent to the Eligible Market. Holders shall pay all fees and disbursements of counsel retained for Holders in connection with such Registration Statement as well as all underwriter discounts associated with any public offering conducted on such Holder’s behalf. For purposes of clarity, all expenses incurred pursuant to this Section 8.3 shall constitute Transaction Expenses for purposes of this Agreement.

Section 8.4            Indemnification.

(a)               Indemnification by the Parent. Parent shall indemnify and hold harmless each Holder, the officers, directors, partners, members, agents and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of Parent prospectus or in any amendment or supplement thereto or in any Parent preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to Parent by such Holder for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities, or (B) in the case of an occurrence of an event of the type specified in Section 8.2(b)(v)-(vii), the use by such Holder of an outdated or defective Prospectus after Parent has timely notified such Holder that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 8.5. Parent shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which it is aware in connection with the Registration Statement.

(b)               Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless Parent, its directors, officers, agents and employees, each Person who controls Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, agents or employees of each such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any Prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished by such Holder to Parent specifically for inclusion in such Registration Statement or such Prospectus or to the extent that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished to Parent by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 8.2(b)(v)-(vii), the use by such Holder of an outdated or defective Prospectus after Parent has notified such Holder that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 8.5. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)               Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(d)               An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties; provided, however, that in the case a single firm of attorneys would be inappropriate due to actual or potential differing interests of conflicts between such Indemnified Parties and any other party represented by such counsel in such Proceeding or otherwise, then the Indemnifying Party shall be liable for the fees and expenses of one additional firm of attorneys with respect to such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(e)               All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within 10 Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(f)                Contribution. If a claim for indemnification under Section 8.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 8.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

(g)               The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(h)               The indemnity and contribution agreements contained in this Section 8.4 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

Section 8.5            Dispositions. Each Holder agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement. Each Holder further agrees that, upon receipt of a notice from Parent of the occurrence of any event of the kind described in Section 8.2(b)(v), (vi) or (vii), such Holder will discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 8.2(i), or until it is advised in writing (the “Advice”) by Parent that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. Parent may provide appropriate stop orders to enforce the provisions of this Section 8.5.

Article IX
CLOSING

Section 9.1            Closing.

(a)               The consummation of the Merger and the other Transactions contemplated by this Agreement as being consummated simultaneously therewith (the “Closing”) shall take place at the offices of Horn & Co. Law Offices, 2 Weizmann St., Amot Investments Tower, Tel Aviv, Israel, at the time and on a date to be mutually agreed to by Parent and the Company, which subject to coordination with the Companies Registrar shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), including without limitation the issuance by the ITA of the Israeli Income Tax Rulings on terms reasonably acceptable to the parties.

(b)               The Closing shall be initiated by exchange of the executed documents and certificates listed in Sections 6.2 and 6.3, followed by the filing with the Companies Registrar of notices from both the Acquisition Subsidiary and the Company signed by their respective directors, to the effect that all conditions precedent to the Closing have been fulfilled (“Closing Notices”); and the date of this actual filing is the date that is referred to in this Agreement as the “Closing Date”. It is anticipated that the Companies Registrar will then issue to the Surviving Corporation, on the same day, a Certificate of Merger approving the Merger in accordance with Section 323(5) of the Israeli Companies Law, at which time the Merger shall be fully effective. To the extent that the Certificate of Merger is not provided on the same day of filing of the Closing Notices, the Company shall receive updated certificates pursuant to Section 6.3(c).

Section 9.2            Mechanics of Closing

(a)               Initiation of the Closing. When the parties are prepared to initiate the Closing, they will, through their respective counsels, coordinate the Closing Date with the Companies Registrar, in order to ensure that the Merger Effective Time will fall on the same date as the filing of the Closing Notices. At the Closing, as described in Section 9.1 above, the Company shall provide the Parent with duly executed copies of the executed documents and certificates listed in Sections 6.2 above, and the Parent shall provide the Company with duly executed copies and, to the extent necessary for filing with Governmental Authorities, originals of the executed documents and certificates listed in 6.3.

(b)               Filing of the Closing Notices. Upon completion of this exchange of documents, the Company and Acquisition Subsidiary will then file the duly executed Closing Notices for the Merger with the Companies Registrar.

(c)               Merger Consideration. Upon the filing of the Closing Notices for the Merger with the Companies Registrar, Parent shall transfer or cause to be transferred to the Paying Agent all of the Merger Shares issuable hereunder, the notices pursuant to Section 2.8 concerning the Assumed Options and the Parent certificates covering the Assumed Warrants. Prior to filing the Closing Notices, the parties shall seek in good faith to coordinate with the Companies Registrar such that the latter will issue a merger certificate in respect of the Merger immediately prior to the end of the Companies Registrar’s regular business hours on the date of filing of the Closing Notices.

Article X
TERMINATION; Non-Solicitation

Section 10.1        Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a)               By mutual written consent of Parent and the Company;

(b)               By either the Company or Parent if:

(i)                 (A) The Merger Effective Time shall not have occurred on or before December 31, 2017 (the “End Date”), and (B) the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(ii)              (A) Any Governmental Authority of competent jurisdiction that must grant an approval of the Merger, the issuance of the Merger Shares has denied such approval and such denial has become final and nonappealable or (B) any Governmental Authority of competent authority located in a jurisdiction where either Parent or the Company have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger or the issuance of the Merger Shares and such injunction, judgment, order or other action is or shall have become final and nonappealable; or

(iii)            The Company's shareholders shall have refused to grant the Company Shareholder Approval contemplated by this Agreement or, if necessary under applicable Law or pursuant to the rules of any applicable exchange, the Parent’s shareholders shall have refused to grant approval of the Transactions;

(c)               By Parent:

(i)                 If the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Sections 6.1 or 6.2; provided, however, that prior to any termination pursuant to this Section 10.1(c), (A) Parent shall deliver written notice to the Company no fewer than 10 days prior to the date of termination stating Parent’s intention to terminate this Agreement pursuant to Section 10.1(c) and the basis for such termination and (B) if such breach, inaccuracy or failure to perform is curable by the Company prior to the End Date, then Parent shall not terminate this Agreement pursuant to this Section 10.1(c); provided, that the Company continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(c) if it shall have materially breached this Agreement).

(ii)       If an event shall have occurred which would have a Material Adverse Effect on the Company.

(d)               By the Company:

(i)                 If Parent or Acquisition Subsidiary shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, however, that prior to any termination pursuant to this Section 10.1(d), (A) the Company shall deliver written notice to Parent no fewer than 10 days prior to the date of termination stating the Company’s intention to terminate this Agreement pursuant to Section 10.1(d) and the basis for such termination and (B) if such breach, inaccuracy or failure to perform is curable by Parent or Acquisition Subsidiary, as applicable, prior to the End Date, then the Company shall not terminate this Agreement pursuant to this Section 10.1(d); provided, that Parent and Acquisition Subsidiary continue to use their respective commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement).

(ii)              If an event shall have occurred which would have a Material Adverse Effect on Parent or Acquisition Subsidiary.

Section 10.2        No Solicitation. Unless and until this Agreement shall have been terminated pursuant to and in compliance with this Article X, the Company shall not, nor shall it authorize its officers, directors, agents, employees, representatives or advisors to, (i) solicit, initiate, encourage (including by way of furnishing information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than Parent and its respective Affiliates) relating to (A) any acquisition or purchase of all or substantially all the assets of the Company, or of any class of equity securities of the Company, (B) any tender offer (including a self-tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to the other party hereto of the transactions contemplated by this Agreement (collectively, “Acquisition Proposals”), or agree to, recommend or endorse any Acquisition Proposal, (ii) enter into or execute any agreement with respect to any of the foregoing or (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing.

Section 10.3        Liability. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall terminate and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Article XI
MISCELLANEOUS

Section 11.1        Notices. Any notice, request or other communication hereunder shall be given in writing and shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, five days after mailing, if mailed, one Business Day after timely delivery to the overnight courier service, if delivered by overnight courier service, or upon receipt when delivery is made by facsimile transmission or email:

If to Parent or Acquisition Subsidiary, to:

Sevion Therapeutics, Inc.
10210 Campus Point Drive, Suite 150

San Diego, California 92121
Attn: David Rector, Chief Executive Officer
Email: usendme1@pacbell.net

With a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center, Princeton, NJ 08540

Attn: Emilio Ragosa, Esq.

Phone: 609.919.6633

Fax: 609.919.6701

Email: emilio.ragosa@morganlewis.com

And

Pearl Cohen Zedek Latzer Baratz

1 Azrieli Center, Round Tower, 18th Floor

Tel Aviv 6702101 Israel

Attn: Yael Baratz, Adv.

Phone: +972 (3) 607-3777

Fax: +972 (3) 607-3888

Email: ybaratz@pearlcohen.com

If to the Company or the Surviving Corporation, to:

Eloxx Pharmaceuticals Ltd.
7 Golda Meir

P.O.B. 4199
Nes-Ziona 70400, Israel
Attn: Dr. Silvia Noiman
Fax: 972.8.636.4020

Email: silvia@eloxxpharma.com

With a copy to:

Horn & Co. Law Offices

2 Weizmann St.,

Amot Investments Tower, 24 Floor

Tel Aviv 6423902, Israel

Attention: Yuval Horn, Adv.

Phone: 972.3.637.8200

Fax: .972.3.637.8201

Email: yhorn@ hornlaw.co.il

And

ROPES & GRAY LLP

Attention: Carl P. Marcellino, Adv.

1211 Avenue of the Americas

New York, NY 10036-8704

Phone: +1 212 841 0623

Email: carl.marcellino@ropesgray.com

Notices shall be deemed received at the earlier of actual receipt or three Business Days following mailing.

Section 11.2        Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior oral or written agreements and undertakings between the parties with respect to such subject matter.

Section 11.3        Expenses. Each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement provided that, all such expenses will be deemed to be Transaction Expenses subject to the provisions set forth in this Agreement.

Section 11.4        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.5        Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither the Company, Parent nor Acquisition Subsidiary shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the Company (in the case of Parent and Acquisition Subsidiary) or Parent (in the case of the Company), and any such transfer or assignment without such written consent shall be void.

Section 11.6        No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 11.7        Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

Section 11.8        Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 11.9        Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 11.10      Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Israel without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Israel to the rights and duties of the parties. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Chamber of Commerce (“ICC”) Arbitration Rules as at present in force and shall be held at London, England in the English language by one arbitrator.

Section 11.11    Specific Performance; Remedies. Each of Parent and the Company acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parent, Acquisition Subsidiary and the Company agrees that the other party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

Section 11.12    Amendment and Waivers. This Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Parent, Acquisition Subsidiary and the Company, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Parent and Acquisition Subsidiary at any time prior to the Merger Effective Time; provided, that notwithstanding the foregoing, after the Existing Company Shareholders approve and adopt this Agreement and the Merger, no amendment to this Agreement may be made that would amend the Exchange Ratio (other than as contemplated herein) unless the Existing Company Shareholders approve such amendment in accordance with Israeli Law. Amendments to this Agreement must be in writing and signed by the parties.

Section 11.13    Electronic Signatures.

Execution on Paper. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Section 7001 et seq.), the Uniform Electronic Transactions Act or any other Law relating to or enabling the creation, execution, delivery or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Company, Acquisition Subsidiary and Parent, neither the Company, Parent or Acquisition Subsidiary will be deemed to have executed a transaction document or other document contemplated thereby (including any amendment or other change thereto) unless and until such party shall have executed such transaction document or other document on paper by a handwritten original signature or any other symbol executed or adopted by that party with the current intention to authenticate such transaction document or such other document contemplated.

Electronic Delivery. Delivery of a copy of a transaction document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

Section 11.14    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any Law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first set forth above.

SEVION THERAPEUTICS, INC.

By:
Name:
Title:

SEVION ACQUISITION CO. LTD.

By:
Name:
Title:

ELOXX PHARMACEUTICALS LTD.

By:
	Name:	Dr. Silvia Noiman
	Title:	Chief Executive Officer

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